PROSPECTUS SUPPLEMENT
(To Prospectus dated June 26, 1997)


                         EMC CORPORATION
                $517,500,000 Principal Amount of
          3 1/4% Convertible Subordinated Notes due
          2002 (Interest Payable March 15 and
          September 15)

                22,842,639 Shares of Common Stock
                 ______________________________

This document supplements the Prospectus dated June
26, 1997 relating to (i) $517,500,000 aggregate principal amount of 3 1/4% Convertible Subordinated Notes due
2002 (the "Notes") of EMC Corporation, a
Massachusetts corporation (the "Company"), and (ii)
22,842,639 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the
"Selling Securityholders"). The Notes were issued and sold in March 1997 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by Smith Barney Inc., Alex. Brown
& Sons Incorporated and Morgan Stanley & Co.
Incorporated (the "Initial Purchasers") to be
"qualified institutional buyers" (as defined in Rule
144A under the Securities Act) or institutional
"accredited investors" (as defined in Rule 501(a)(1),
(2), (3) or (7) under the Securities Act) or outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus.
All terms used herein shall have the meaning assigned to them in the Prospectus.

               _______________________

          SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF
       THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION
       OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED
       BY PROSPECTIVE INVESTORS.
                     _______________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR
   DISAPPROVED BY THE SECURITIES AND EXCHANGE
   COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
    COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS.  ANY REPRESENTATION TO THE
      CONTRARY IS A CRIMINAL OFFENSE.
                     ______________________


    The date of this Prospectus Supplement is July
    31, 1998.

 The following information supplements and updates the information found on pages 23-26 of the Prospectus under the caption "Selling Securityholders" as previously supplemented and amended by amending such information based upon certain information furnished to the Company through July 31, 1998 as to the security ownership of the Selling Securityholders to add the following to the list of Selling
Securityholders:

                         Aggregate Principal     Number of Shares
                             Amount of Notes      of Common Stock
Name                        that may be Sold     that may be Sold*

JMG Convertible Investments,
L.P.                                 500,000             22,070
Triton Capital Investment, LTD       500,000             22,070

_____________
* Assumes a conversion price of $22.655 per share and a cash payment in lieu of any fractional share interest.